UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 2, 2015, we received notice from AstraZeneca AB of its selection of a lead compound for our program targeting microRNA 103/107, or miR-103/107, for the treatment of metabolic diseases under our collaboration and license agreement dated August 14, 2012, as amended. As a result of AstraZeneca’s selection of the lead compound, we are entitled to receive a milestone payment from AstraZeneca of $2.5 million.

Pursuant to AstraZeneca’s selection of the lead compound and the terms of the collaboration and license agreement, we granted AstraZeneca an exclusive, worldwide license to develop, manufacture and commercialize the lead compound in the course of the collaboration activities for all human therapeutic uses. We will however remain responsible for discovery, optimization and development activities in the miR-103/107 program until the earlier of the acceptance of an Investigational New Drug application or its foreign equivalent for the lead compound in a major market or the expiration of the research term on August 14, 2016, following which AstraZeneca will assume all costs, responsibilities and obligations for further development, manufacture and commercialization of miR-103/107 product candidates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015	Regulus Therapeutics Inc.

	By:	/s/ David L. Szekeres
David L. Szekeres
Chief Business Officer and General Counsel